UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

MCDERMOTT INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

REPUBLIC OF PANAMA (State or other jurisdiction of incorporation or organization)	72-0593134 (I.R.S. Employer Identification Number)
777 N. ELDRIDGE PARKWAY
HOUSTON, TEXAS 77079
(Address, including zip code, of registrant’s principal executive offices)

MCDERMOTT INTERNATIONAL, INC.
2001 DIRECTORS AND OFFICERS
LONG-TERM INCENTIVE PLAN
(AS AMENDED AND RESTATED
EFFECTIVE FEBRUARY 28, 2006)
(Full title of the Plan)

JOHN T. NESSER, III
Executive Vice President and General Counsel
777 N. Eldridge Parkway
Houston, Texas 77079
(281) 870-5000
(Name, address, and telephone number, including area code, of agent for service)

Copy to:
Ted W. Paris
Baker Botts L.L.P
3000 One Shell Plaza
910 Louisiana
Houston, Texas 77002-4995
(713) 229-1838
CALCULATION OF REGISTRATION FEE

		Proposed		Proposed
	Amount	maximum		maximum	Amount of
Title of securities to	to be	offering price		aggregate	registration
be registered	registered (1)	per share		offering price	fee
Common Stock, $1.00 par value (2)	2,500,000	$69.995	(3)	$174,987,500	$18,723.66

(1)	This registration statement shall also cover any additional shares of common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)	Includes associated rights to purchase Series D Participating Preferred Stock of McDermott International, Inc., which initially are attached to and trade with the shares of Common Stock being registered hereby.

(3)	The proposed maximum offering price per share was determined pursuant to Rule 457(h) under the Securities Act of 1933, as amended, to be equal to $69.995 per share, the average of the high and low price of the registrant’s common stock as reported on The New York Stock Exchange on May 8, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Note: This Registration Statement relates to the registration of 2,500,000 shares of the common stock, $1.00 par value per share (the “Common Stock”), of McDermott International, Inc. (“McDermott”) reserved for issuance under McDermott’s 2001 Directors and Officers Long-Term Incentive Plan (as amended and restated effective February 28, 2006) (the “Plan”). The documents containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be, or previously have been, sent or given to participants under the plan as specified by Rule 428 under the Securities Act of 1933, as amended (the “1933 Act”). In accordance with Rule 428 of the 1933 Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the 1933 Act. McDermott will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, McDermott will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents and information have been filed by McDermott with the Commission and are incorporated herein by reference:
(a)	McDermott’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Commission on March 1, 2006;

(b)	McDermott’s Annual Report on Form 10-K/A for the year ended December 31, 2005, filed with the Commission on March 31, 2006;

(c)	McDermott’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the Commission on May 3, 2006;

(d)	McDermott’s Current Reports on Form 8-K dated January 17, 2006, February 23, 2006, March 3, 2006, March 31, 2006 and May 4, 2006; and

(e)	The description of Common Stock contained in McDermott’s Registration Statement on Form 8-A dated December 7, 1982 filed with the Commission, as amended by Form 8-A/A filed with the Commission on December 11, 2001, and the description of McDermott’s preferred stock purchase rights registered on Form 8-A filed with the Commission on October 17, 2001.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective date of filing of such documents (other than current reports furnished under Item 2.02 and Item 7.01 of Form 8-K).

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.
Panama Law
     Under the Civil Code of the Republic of Panama (the “PCC”), an agent is indemnified against liability incurred in acting without fault or imprudence on behalf of the agent’s principal. It is the opinion of Durling & Durling, McDermott’s Panamanian counsel (“Panamanian Counsel”), that this provision would apply to indemnify directors and officers against liability incurred in connection with the performance of their duties. According to Panamanian Counsel, Panamanian law does not recognize the concept of actions brought by stockholders in the right of the corporation against directors or officers (i.e., derivative actions). Directors can be held liable to the corporation or stockholders only on demand made by resolution of the stockholders.
By-Laws of McDermott
     Article VI of the Amended and Restated By-laws of McDermott provides for the indemnification of officers and directors as follows:
               ARTICLE VI — INDEMNIFICATION
          Section 1. Each person (and the heirs, executors and administrators of such person) who is or was a director or officer of the Company shall in accordance with Section 2 of this Article VI be indemnified by the Company against any and all liability and reasonable expense that may be paid or incurred by him in connection with or resulting from any actual or threatened claim, action, suit or proceeding (whether brought by or in the right of the Company or otherwise), civil, criminal, administrative or investigative, or in connection with an appeal relating thereto, in which he may become involved, as a party or otherwise, by reason of his being or having been a director or officer of the Company or, if he shall be serving or shall have served in such capacity at the request of the Company, a director, officer, employee or agent of another corporation or any partnership, joint venture, trust or other entity whether or not he continues to be such at the time such liability or expense shall have been paid or incurred, provided such person acted, in good faith, in a manner he reasonably believed to be in or not opposed to the best interest of the Company and in addition, in criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. As used in this ARTICLE VI, the terms, “liability” and “expense” shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines or penalties against, and amounts paid in settlement by, such director or officer. The termination of any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, or investigative, by judgment, settlement (whether with or without court approval), conviction or upon a plea of guilty or nolo contendere, or its equivalent, shall not create a presumption that such director or officer did not meet the standards of conduct set forth in this Section 1.
          Section 2. Every such director and officer shall be entitled to indemnification under Section 1 of this ARTICLE VI with respect to any claim, action, suit or proceeding of the character described in such Section 1 in which he may become in any way involved as set forth in such Section 1, if (i) he has been wholly successful on the merits or otherwise in respect thereof, or (ii) the Board of Directors acting by a majority vote of a quorum consisting of directors who are not parties to (or who have been wholly successful with respect to) such claim, action, suit or proceeding, finds that such director or officer has met the standards of conduct set forth in such Section 1 with respect thereto, or (iii) a court determines that he has met such standards with respect thereto, or (iv) independent legal counsel (who may be the regular counsel of the Company) deliver to the Company their written advice that, in their opinion, he has met such standards with respect thereto.
          Section 3. If and whenever any person who is or becomes, on or after March 1, 2002, a director or officer of the Company, has become or been threatened to become, as of that date or at any time thereafter, a party to any actual or threatened claim, action, suit or proceeding of any kind that might give right to that person to indemnification under Section 1 of this Article VI (each, a “Matter”), the Company will advance all expenses reasonably incurred by or on behalf of that person in connection with that Matter, provided that that person shall have delivered an undertaking by or on behalf of that person to repay to the Company any expenses so advanced if it is ultimately determined that that person is not entitled to be indemnified by the Company under that Section 1 in respect of those expenses. The Company will accept any such undertaking of any such person without regard to the financial ability of such person to make such payment. Notwithstanding the foregoing, this Section 3 will not require the Company to advance expenses with respect to any Matter initiated by or on behalf of any such person against the Company or any of its subsidiaries, whether as an initial action or by counter or similar claim, without the prior approval of the Board of Directors. The provisions of this Section 3 shall inure to the benefit of the heirs, executors and administrators of any person entitled to the benefits of this Section 3. No amendment to this Section 3, directly or by amendment to any other provision of these By-laws, shall have any retroactive effect with respect to any Matter arising from or based on any act or omission to act by any person which occurs prior to the effectiveness of that amendment.
          Section 4. The rights of indemnification under this ARTICLE VI shall be in addition to any rights to which any such director or officer or any other person may otherwise be entitled by contract or as a matter of law.
Other Indemnification Arrangements
          Additionally, McDermott’s Articles of Incorporation, as amended, contain a provision that eliminates the personal liability of each director to McDermott or its stockholders for monetary damages for breach of the director’s fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to McDermott or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or an unlawful stock purchase or redemption or (iv) any transaction from which that director derived an improper personal benefit. As a result, stockholders may be unable to recover monetary damages against directors for negligent or grossly negligent acts or omissions in violation of their duty of care.
          McDermott also maintains directors’ and officers’ liability insurance for its directors and officers that protects them from certain losses arising from claims or charges made against them in their capacities as directors or officers of McDermott.
          Agreements McDermott may enter into with underwriters, dealers and agents who participate in the distribution of securities of McDermott may contain provisions relating to the indemnification of McDermott’s officers and directors

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit
Number	Document
4.1*	Articles of Incorporation, as amended, of McDermott International, Inc. (incorporated by reference herein to Exhibit 3.1 to McDermott International, Inc.’s Annual Report on Form 10-K for the fiscal year ended March 31, 1996 (File No. 1-08430)).

4.2*	Amended and Restated By-Laws of McDermott International, Inc. (incorporated by reference herein to Exhibit 3.1 to McDermott International, Inc.’s Current Report on Form 8-K dated May 4, 2006 (File No. 1-08430)).

4.3*	Rights Agreement dated as of October 17, 2001 between McDermott International, Inc. and Equiserve Trust Company, N.A., as Rights Agent (incorporated by reference herein to Exhibit 1 to McDermott International, Inc.’s Current Report on Form 8-K dated October 17, 2001 (File No. 1-08430)).

4.4*	Specimen of Common Stock certificate (incorporated by reference herein to Exhibit 3.1 to McDermott International, Inc.’s Annual Report on Form 10-K for the fiscal year ended March 31, 1995 (File No. 1-08430)).

4.5*	Amended and Restated Certificate of Designation of Series D Participating Preferred Stock of McDermott International, Inc. (incorporated by reference herein to Exhibit 3.3 to McDermott International, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 (File No. 1-08430)).

4.6*	McDermott International, Inc. 2001 Directors and Officers Long-Term Incentive Plan (as Amended and Restated Effective February 28, 2006) (incorporated by reference herein to Appendix B to McDermott International, Inc.’s Proxy Statement dated March 31, 2006 (File No. 1-08430)).

5.1	Opinion of Durling & Durling.

23.1	Consent of Durling & Durling (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24	Power of Attorney from Certain Directors and Officers of McDermott International, Inc. (included on the signatures pages of this Registration Statement).

*	Incorporated by reference to the filing indicated.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
     provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
       (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
       (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the 1933 Act, McDermott International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 10, 2006.

MCDERMOTT INTERNATIONAL, INC.
By:	/s/ Bruce W. Wilkinson
Bruce W. Wilkinson
Chairman of the Board Chief Executive Officer and Director

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce W. Wilkinson, Francis S. Kalman, John T. Nesser, III, James C. Lewis and Liane K. Hinrichs, and each of them severally, his true and lawful attorney or attorneys and agent or agents with power to act with or without the others and with full power of substitution and resubstitution, for him and in his name, place and stead in his capacity as a director or officer or both, as the case may be, to sign in his or her name, place and stead, in his or her capacity as director, officer or both, as the case maybe, of McDermott, this Registration Statement and any and all amendments (including post-effective amendments) thereto and all exhibits and instruments and documents said attorney or attorneys shall deem necessary, advisable or appropriate to comply with the 1933 Act and all other federal and state securities laws in connection therewith, and to file the same or cause the same to be filed with the Commission, with full power and authority to each of said attorneys and agents to do and perform in the name and on behalf of each of said directors or officers, or both, as the case may be, each and every act whatsoever necessary, advisable or appropriate and to all intents and purposes as any such director or officer, or both, as the case may be, might or could do in person.

     Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bruce W. Wilikinson Bruce W. Wilkinson	Chairman of the Board and Chief Executive Officer and Director (Principal Executive Officer)	May 10, 2006

/s/ Francis S. Kalman Francis S. Kalman	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 10, 2006

/s/ Michael S. Taff Michael S. Taff	Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 10, 2006

/s/ Roger A. Brown Roger A. Brown	Director	May 10, 2006

/s/ Ronald C. Cambre Ronald C. Cambre	Director	May 10, 2006

/s/ Bruce DeMars Bruce DeMars	Director	May 10, 2006

/s/ Robert W. Goldman Robert W. Goldman	Director	May 10, 2006

/s/ Robert L. Howard Robert L. Howard	Director	May 10, 2006

/s/ Oliver D. Kingsley, Jr. Oliver D. Kingsley, Jr.	Director	May 10, 2006

/s/ D. Bradley McWilliams D. Bradley McWilliams	Director	May 10, 2006

/s/ Thomas C. Schievelbein Thomas C. Schievelbein	Director	May 10, 2006

INDEX TO EXHIBITS

Exhibit
Number	Document
4.1*	Articles of Incorporation, as amended, of McDermott International, Inc. (incorporated by reference herein to Exhibit 3.1 to McDermott International, Inc.’s Annual Report on Form 10-K for the fiscal year ended March 31, 1996 (File No. 1-08430)).

4.2*	Amended and Restated By-Laws of McDermott International, Inc. (incorporated by reference herein to Exhibit 3.1 to McDermott International, Inc.’s Current Report on Form 8-K dated May 4, 2006 (File No. 1-08430)).

4.3*	Rights Agreement dated as of October 17, 2001 between McDermott International, Inc. and Equiserve Trust Company, N.A., as Rights Agent (incorporated by reference herein to Exhibit 1 to McDermott International, Inc.’s Current Report on Form 8-K dated October 17, 2001 (File No. 1-08430)).

4.4*	Specimen of Common Stock certificate (incorporated by reference herein to Exhibit 3.1 to McDermott International, Inc.’s Annual Report on Form 10-K for the fiscal year ended March 31, 1995 (File No. 1-08430)).

4.5*	Amended and Restated Certificate of Designation of Series D Participating Preferred Stock of McDermott International, Inc. (incorporated by reference herein to Exhibit 3.3 to McDermott International, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 (File No. 1-08430)).

4.6*	McDermott International, Inc. 2001 Directors and Officers Long-Term Incentive Plan (as Amended and Restated Effective February 28, 2006) (incorporated by reference herein to Appendix B to McDermott International, Inc.’s Proxy Statement dated March 31, 2006 (File No. 1-08430)).

5.1	Opinion of Durling & Durling.

23.1	Consent of Durling & Durling (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

24	Power of Attorney from Certain Directors and Officers of McDermott International, Inc. (included on the signatures pages of this Registration Statement).

*	Incorporated by reference to the filing indicated.